EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------

LEXINGTON PRECISION SOLICITS CONSENTS TO EXTEND MATURITY OF 12 3/4% SENIOR SUBORDINATED NOTES

NEW YORK, December 28, 1999 - Lexington Precision Corporation (LEXP - OTC) announced today that it is soliciting consents from registered holders, as of December 27, 1999, of its 12 3/4% Senior Subordinated Notes due February 1, 2000 (CUSIP number 529529 AA 7). The consent solicitation, which commenced today, will expire at 5:00 p.m., New York City time, on January 27, 2000, unless extended by the company. The principal balance currently outstanding on the notes is $27,412,000.

The company is seeking consents to effect amendments which would extend the maturity date of the notes from February 1, 2000, to February 1, 2003, and increase the annual interest rate payable on the notes from 12 3/4% to a rate of 13 1/2% for the period from February 1, 2000, to January 31, 2001; 15 1/2% from February 1, 2001, to July 31, 2001; 16% from August 1, 2001, to January 31, 2002; 17% from February 1, 2002, to July 31, 2002; and 18% from August 1, 2002, to January 31, 2003.

The company will pay to each record holder who consents to the proposed amendments an amount in cash equal to 1% of the principal amount of the notes for which the holder has delivered a valid consent. This payment will be made after the proposed amendments become effective.

The consent solicitation is subject to, among other things, the delivery of the valid consents of holders of not less than 98% of the notes.

If the minimum required consents are obtained and the proposed amendments become effective, the company will pay holders of notes who do not consent to the proposed amendments the full principal of and accrued interest on their notes. A maximum of 2%, or $548,000, of the aggregate principal amount of the notes will be paid to holders who do not consent.

The detailed terms and conditions of the consent solicitation are set forth in the consent solicitation statement, which will be distributed to the holders of the notes. The company has the right to extend, amend, or terminate the consent solicitation.

Lexington Precision Corporation manufactures precision rubber and metal components, which are used primarily by manufacturers of automobiles, automotive replacement parts, medical devices, and industrial equipment.

Contact:  Warren Delano  (212) 319-4657